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                                                                      Exhibit 1



                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is made on January 22, 2002 by and between Stephen Sternbach and Matthew Solof (the "Buyers") and Jericho Capital Corp. SEP f/b/o Kenneth S. Greene (the "Seller").

         The Seller owns 168,100 shares of Common Stock, par value $.001 per share ("Common Stock") of Star Multi Care Services, Inc. (the "Company").

         Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the shares of Common Stock of the Company owned by it all upon the terms and conditions set forth below.

         Now, therefore, in consideration of, and in reliance upon, the covenants, representations and warranties contained in this Agreement, the parties agree as follows:

         1. Purchase and Sale of Stock. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from the Seller and the Seller agrees to sell, assign, transfer and deliver to Buyer, at the Closing provided for in Section 3, the Common Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind.

         2. Consideration. The purchase price (the "Purchase Price") to be paid by Buyer for the shares of Common Stock to be purchased by it pursuant hereto shall be Thirty-five Thousand Dollars ($35,000). The Purchase Price shall be paid in the form of a certified check or bank check.

         3. Closing. The Closing of the purchase and sale of the Common Stock (the "Closing") shall take place at the office of the Company, 33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746 (or at such other place as the parties may mutually agree) contemporaneously with the execution of this Agreement, or on such other date upon which the parties shall mutually agree. The date of the Closing is referred to as the Closing Date.

         3.1. Documents to Be Delivered by the Seller. At the Closing, the Seller will:

         (A) deliver to Buyer stock certificates for the shares of Common Stock to be sold by the Seller, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, and with any necessary stock transfer stamps, along with duly executed stock powers in form satisfactory to Buyer bearing a medallion signature guarantee stamp from a commercial bank or broker/dealer; and

         (B) Executed copy of this Stock Purchase Agreement, and

         3.2. Documents To Be Delivered by Buyer to the Seller. At the Closing, Buyer will deliver to the Seller:

         (A) The Purchase Price in the form of a certified check or bank check, and

         (B) Executed copy of this Stock Purchase Agreement, and

         4. Representations and Warranties by The Seller. The Seller represents and warrants to Buyer as follows:

         4.1. Stock Ownership. The Seller owns all of the shares of Common Stock, which constitute all of the outstanding shares of capital stock of the Company owned by the Seller, free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind. The Seller has full power and the legal right to sell, assign, transfer and deliver to Buyer the stock described in this paragraph.


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         4.2. Authorization of Agreement; No Violation. The Seller has all
necessary power and authority to execute, deliver and perform this Agreement and to consummate the sale of the shares of Common Stock owned by the Seller and the other transactions contemplated by this Agreement. This Agreement has been duly executed by or on behalf of the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms...

         Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement (i) will result in any breach of or default under any provision of any contract or agreement of any kind to which the Seller is a party or by which the Seller is bound or to which any property or asset of the Seller is subject; (ii) is prohibited by or, except for the filing with the Securities and Exchange Commission (the "SEC") of a Form 4 and/or an amendment to the Seller's Schedule 13D, requires the Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person.

         4.3. Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of the Seller's knowledge, threatened against the Seller that (i) question the validity of this Agreement or (ii) seek to delay, prohibit or restrict in any manner any action taken or to be taken by the Seller under this Agreement.

         4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated by it have been carried on by the Seller directly with Buyer and without the intervention of any other person and in a manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

         4.5. No Untrue Statements. No statement by the Seller contained in this Agreement and no written statement contained in any certificate, schedule or other document required to be furnished by the Seller to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements not misleading.

         4.6. Acknowledgments by Seller. The Seller acknowledges that it has been afforded the opportunity to ask questions of the Buyer and/or the Company. Without limiting the generality of the foregoing, the Seller has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-K for the fiscal year ended May 31, 2002 and any amendments thereof, (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2002 and November 30, 2002, (3) Current Report on Form 8-K dated October 31, 2002 and (4) the Company's press releases that have been released from time to time prior to the date hereof (and which are available on the Internet site "http://biz.yahoo.com/n/s/smcs.ob.html") (collectively, the "Company's Public Documents").

         The Seller further acknowledges that the Seller has had the benefit of financial and legal advisors with respect to this Agreement and that the Seller is not relying on Buyer or any person on behalf of or retained by Buyer for any disclosure of information with respect to the Company and its subsidiaries. Nothing in this Section 4.6 shall be a defense to or mitigation of any breach by Buyer of its representations and warranties contained in Section 5 of this Agreement.


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         5. Representations and Warranties by the Buyer. The Buyer severally represents and warrants to Buyer as follows:

         5.1. Authorization of Agreement; No Violation. The Buyer has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the purchase of the shares of Common Stock owned by the Seller and the other transactions contemplated by this Agreement. This Agreement has been duly executed by or on behalf of the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement (i) will result in any breach of or default under any provision of any contract or agreement of any kind to which the Buyer is a party or by which the Buyer is bound or to which any property or asset of the Buyer is subject; (ii) is prohibited by or, except for the filing with the SEC of a Form 4 and/or an amendment to the Buyer's Schedule 13D, requires the Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person; (iii) will cause any acceleration of maturity of any note, instrument or other obligation to which the Buyer is a party or by which the Buyer is bound or with respect to which the Buyer is an obligor or guarantor; or
(iv) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of the Buyer.

         5.3. Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of the Buyer's knowledge, threatened against the Buyer that (i) question the validity of this Agreement, (ii) seek to delay, prohibit or restrict in any manner any action taken or to be taken by the Buyer under this Agreement or (iii) if adversely determined would have a material adverse effect upon Buyer's financial condition or earnings.

         5.5. Brokers. All negotiations relative to this Agreement and the transactions contemplated by it have been carried on by the Buyer directly with the Seller and without the intervention of any other person and in a manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

         5.5. No Untrue Statements. No statement by the Buyer contained in this Agreement and no written statement contained in any certificate, schedule or other document required to be furnished by the Buyer to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements not misleading.

         6. Survival of Representations and Warranties; Indemnification.

         6.1. Survival of Representations and Warranties. All representations and warranties contained in this Agreement, any Schedule or Attachment and any certificate delivered at the Closing of any of the Seller or Buyer shall be deemed to have been relied upon in spite of any investigation that has been or will be made or omitted by any party to this Agreement and shall survive the Closing to the extent provided in this Section 6.


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         6.2. Seller's Indemnification Obligations. Subject to the terms and conditions of this Section 6, the Seller agrees to indemnify and hold Buyer harmless against and in respect of any and all losses, liabilities, damages and expenses (including reasonable legal fees and expenses) relating to or arising out of (A) any material misrepresentation or breach of warranty of the Seller contained in Section 4 of this Agreement or in any statement or certificate delivered by the Seller; and (B) any material breach of any covenant of the Seller contained in this Agreement.

         6.3. Buyer's Indemnification Obligations. Subject to the terms and conditions of this Section 6, Buyer agrees to indemnify and hold the Seller harmless against and in respect of (A) any and all losses, liabilities, damages or expenses (including legal fees and expenses) relating to or arising out of any material misrepresentation or breach of warranty of Buyer contained in
Section 5 of this Agreement or in any statement or certificate delivered by Buyer; (B) any material breach of any covenant of Buyer contained in this Agreement; and (C) the purchase by Buyer from Seller of the shares of Common Stock set forth on the attached Schedule A (it being understood that in no event shall Buyer indemnify the Seller for any losses suffered or taxes payable in respect of profits realized upon the sale by the Seller of the Common Stock pursuant to this Agreement).

         6.4. Procedure for Indemnification Claims. The respective indemnification obligations of the Seller and Buyer pursuant to Sections 6.2 and
6.3 shall be conditioned upon compliance by the Seller and Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

         (A) If at any time a claim shall be made, or an action or proceeding shall be commenced, against a party to this Agreement (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations under this Agreement, the Aggrieved Party shall give to the Indemnifying Party notice of that claim, action or proceeding within as soon as reasonably practical after the Aggrieved Party has received notice or the claim (except that failure to give timely notice shall not excuse the Indemnifying Party except to the extent that it is materially prejudiced by that failure). The notice shall state the basis for the claim, action or proceeding and the amount claimed, (to the extent that amount is determinable at the time when the notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim) with counsel which is reasonably acceptable to the Aggrieved Party. Failure by the Indemnifying Party to notify the Aggrieved Party of his, her or its election to defend the claim, action or proceeding within a reasonable time, but in no event more than 15 days after the notice shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of his, her, or its right to defend the claim, action or proceeding if and to the extent that the Aggrieved Party was materially prejudiced by the delay; provided, however, that the Indemnifying Party shall not be deemed to have waived the right to contest and defend against any claim of the Aggrieved Party for indemnification under this Agreement based upon or arising out of that claim, action or proceeding.

         (B) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to that claim, action or proceeding shall be limited to taking all steps reasonably necessary in the defense or settlement of it and, provided the Indemnifying Party is held to be liable for indemnification under this Agreement, paying all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with that claim, action or proceeding. The Aggrieved Party may participate, at his, her, or its expense, in the defense of that claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of that claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of the claim, action or proceeding, enter into any settlement without the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld. If the Aggrieved Party and the Indemnifying Party are both defendants in any action and either (i) the Indemnifying Party agrees, or (ii) in the opinion of counsel for the Aggrieved Party, representation of both the Indemnifying Party and the Aggrieved Party by the same counsel is inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the Aggrieved Party shall have the right to select separate counsel, at the cost and expense of the Indemnified Party, to assume such legal defense and to otherwise participate in the defense of such action.


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         (C) If the Indemnifying Party does not assume or proceed with the defense of any such claim, action or proceeding, the Aggrieved Party may, at the risk, cost and expense of the Indemnifying Party, defend against the claim, action or proceeding in a manner as he, she, or it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party shall not, in the defense of any such claim, action or proceeding, enter into any settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         7. Standstill. The Seller and Kenneth S. Greene ("Greene") agree that from the date hereof commencing on the Closing Date to the end of time, it, or any Affiliate of the Seller and/or Greene will not:

         (A) be or become the beneficial owner (as determined pursuant to Section 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any shares of the Common Stock of the Company which are purchased for any reason;

         (B) without the prior approval of the Board of Directors of the Company, solicit or encourage any person to propose a business combination or similar transaction with, or a change of control of, the Company or to make a tender offer for shares of the Common Stock of the Company;

         (C) publicly (or in a manner requiring the Company to disclose publicly) (i) propose any business combination or similar transaction with, or a change of control of, the Company; (ii) make or propose a tender offer for shares of the Common Stock of the Company; (iii) otherwise act to seek control of or influence the Board of Directors of the Company or the management, policies or affairs of the Company; or (iv) propose any amendment to or waiver under this Agreement;

         (D) directly or indirectly solicit proxies or encourage any other person to solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A promulgated under the Exchange Act) in opposition to the recommendation of the Board of Directors of the Company with respect to the election of directors of the Company or any other matter; or

         (E) directly or indirectly join or encourage the formation of a partnership, limited partnership, syndicate or other group (within the meaning of Section 13(d) (3) of the Exchange Act), or otherwise act in concert with any other person, for the purpose of affecting control of the Company or acquiring, holding, voting or disposing of shares of the Common Stock of the Company.

         Without limiting the right of Buyer to pursue all other legal and equitable rights available to it for violation of this Section by the Seller, the Seller acknowledges that Buyer shall be entitled to injunctive relief to prevent any violation or continuing violation of this Section because other remedies cannot fully compensate Buyer for such violations. If in any action before any court or agency legally empowered to enforce this Section any term, restriction or covenant is found to be unreasonable or for any reason unenforceable, then that term, restriction or covenant shall be deemed modified to the extent necessary to make it enforceable. The Seller acknowledges that the provisions of this Section are reasonable and necessary for the protection of Buyer.



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         For the purposes of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         8. Miscellaneous.

         8.1. Assurance of Further Action. From time to time after the Closing and without further consideration, each of the parties to this Agreement shall execute and deliver, or cause to be executed and delivered, such further instruments and agreements, and shall take such other actions, as any other party may reasonably request in order to more effectively effectuate the transactions contemplated by this Agreement.

         8.2. Expenses. Seller and Buyer each agree to shall each bear there own expenses including without limitation fees, disbursements, and other costs of any, attorneys, accountants and other advisors in connection with this Stock Purchase Agreement and related documents.

         8.3. [Intentionally omitted]

         8.4 Waiver. The parties to this Agreement may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties to this Agreement or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

         8.4. Notices. All notices, requests or other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by overnight courier which provides evidence of delivery or by first class certified mail, postage prepaid, addressed as follows: if to Buyer, to Stephen Sternbach and Matthew Solof, c/o Star Multi Care Services, Inc., 33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746, (with a copy to Lawrence A. Muenz, Esquire, Meritz & Muenz LLP, 3 Hughes Place, Huntington Station, NY 11746); if to Seller, at 125 West Shore Road, Huntington, New York 11743 (with a copy to Asher S. Levitsky P.C., Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, New York, NY 10158) or to such other address as may have been furnished by notice in the matter provided in this
Section 8.4.

         8.5. Entire Agreement. This Agreement embodies the entire agreement among the parties and there has been and are no agreements, representations or warranties, oral or written, among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

         8.6. Rights Under This Agreement; Non-assignability. This Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns, but shall not be assignable by any party without the prior written consent of the other parties. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of laws principles of that State.



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         8.8. Headings; References to Sections, Attachments and Schedules. The
headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections and Schedules, unless otherwise indicated, are references to sections of and schedules to this Agreement.

         8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together constitute one and the same instrument.

         9. Seller's Release.

         9.1 Effective as of the date hereof, Jericho Capital Corp., Jericho Capital Corp. f/b/o SEP Kenneth S. Greene, and Kenneth S. Greene, individually, for itself or himself, (collectively the "Seller Releasors"), do hereby release, acquit, and forever discharge Stephen Sternbach, Matthew Solof and Star Multi Care Services, Inc. and any parent, subsidiary or affiliate corporation, partnership, limited liability company, proprietorship, trust, any Affiliate or other form of business entity related directly or indirectly to the foregoing, and each of their respective heirs, administrators, executors, beneficiaries, legatees, devisees, trusts, trustees, insurers, attorneys, experts, consultants, partners, joint venturers, members, officers, directors, shareholders, employees, contractors, alter egos, agents, representatives, predecessors, successors and assigns (collectively the "Buyer Releasees") of and from any and all claims, actions, causes of action, judgments, awards, costs, expenses, attorneys' fees, debts, obligations, promises, representations, warranties, demands, acts, omissions, rights and liabilities, of any kind and nature whatsoever, including but not limited to those at law, in equity, in tort, in contract, whether or not asserted to date, and whether known or unknown, suspected or unsuspected, which have arisen, are arising, or may in the future arise, directly or indirectly, from, or any other matter or transaction of any kind or nature undertaken thereunder from the beginning of time until the date hereof (the matters referred to above being hereinafter referred to as the "Buyer Released Claims"); provided, however, that nothing in this Release shall release Buyer Releasees from any of its obligations under this Stock Purchase Agreement.

         9.2. Covenant Not to Sue by Seller. Except for the enforcement of this Stock Purchase Agreement, the Seller Releasors hereby covenant that they will not, based on any Buyer Released Claims, sue or bring any claim or action against any Buyer Releasees. This Covenant Not to Sue shall be a complete defense to any such claim or suit by any such Seller Releasor.


         10. Buyer's Release.




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         10.1 Effective as of the date hereof, Stephen Sternbach and Matthew
Solof, individually and Star Multi Care Services, Inc., for itself or himself, (collectively the "Buyer Releasors"), does hereby release, acquit, and forever discharge Jericho Capital Corp., Jericho Capital Corp. f/b/o SEP Kenneth S. Greene and Kenneth S. Greene, individually and any parent, subsidiary or affiliate corporation, partnership, limited liability company, proprietorship, trust, any Affiliate or other form of business entity related directly or indirectly to the foregoing, and each of their respective heirs, administrators, executors, beneficiaries, legatees, devisees, trusts, trustees, insurers, attorneys, experts, consultants, partners, joint venturers, members, officers, directors, shareholders, employees, contractors, alter egos, agents, representatives, predecessors, successors and assigns (collectively the "Seller Releasees") of and from any and all claims, actions, causes of action, judgments, awards, costs, expenses, attorneys' fees, debts, obligations, promises, representations, warranties, demands, acts, omissions, rights and liabilities, of any kind and nature whatsoever, including but not limited to those at law, in equity, in tort, in contract, whether or not asserted to date, and whether known or unknown, suspected or unsuspected, which have arisen, are arising, or may in the future arise, directly or indirectly, from, or any other matter or transaction of any kind or nature undertaken thereunder from the beginning of time until the date hereof (the matters referred to above being hereinafter referred to as the "Seller Released Claims"); provided, however, that nothing in this Release shall release Buyer Releasees from any of its obligations under this Stock Purchase Agreement.

         10.2. Covenant Not to Sue by Buyer. Except for the enforcement of this Stock Purchase Agreement, the Buyer Releasors hereby covenant that they will not, based on any Seller Released Claims, sue or bring any claim or action against any Seller Releasees. This Covenant Not to Sue shall be a complete defense to any such claim or suit by any such Buyer Releasor.


         11. Survival upon Termination. The provisions set forth in Sections 4, 6, 7, 8, 9, 10, 11 and as provided in Section 6.1 will survive the expiration or termination of this Agreement.



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         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.



Jericho Capital Corp. SEP f/b/o Kenneth S. Greene        Stephen Sternbach

By:____________________________                           By:__________________

Name:__________________________

Title:_________________________

Date:__________________________                           Date:________________


Kenneth S. Greene [Limited to Sections 7 and 9]  Star Multi Care Services, Inc.
                                                   [Limited to Sections 10]


By:____________________________                  By:___________________________


                                                 Name:_________________________

                                                 Title:________________________

Date:__________________________                  Date:_________________________



Matthew Solof



By:__________________________________



Date:_________________________________




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